Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940


We, as members of management of The NorthQuest Capital Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 2, 2002 and from January 15, 2002 (commencement of investment operations) through July 2, 2002.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 2, 2002 and from January 15, 2002 (commencement of in-vestment operations) through July 2, 2002 with respect to securities reflected in the investment account of the Company.

The NorthQuest Capital Fund, Inc.

By:

/s/Peter J. Lencki
Peter J. Lencki
President